Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 24, 2006, relating to the financial statements and financial statement schedule of Encorium Group, Inc., formerly Covalent Group, Inc. (the “Company”), appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and in the Company’s Definitive Proxy Statement relating to its 2006 annual meeting of stockholders Schedule 14A filed with the United States Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

December 20, 2006